For Immediate Release

Ferro Reports 2009 Third-Quarter Results

CLEVELAND, Ohio – October 26, 2009 – Ferro Corporation (NYSE: FOE) announced today that net sales for the three months ended September 30, 2009 were $442 million, a decline of 25 percent from the third quarter of 2008. Net sales increased 11 percent, sequentially, from the second quarter of 2009.

For the third quarter, the Company recorded income from continuing operations of $2.8 million, or $0.04 per diluted share, compared with income from continuing operations of $3.9 million, or $0.07 per share, in the third quarter of 2008. The third-quarter income from continuing operations was a $13.9 million improvement from a loss from continuing operations of $11.1 million, or $0.27 per share, in the second quarter of 2009. The operating income for the 2009 third quarter included net pre-tax charges of $14.1 million. These charges were primarily related to impairment of goodwill, manufacturing rationalization and other cost reduction activities. Third quarter 2008 operating income was reduced by pre-tax charges of $17.9 million primarily related to restructuring charges, a loss on extinguishment of debt and corporate development activities.

“Our positive momentum accelerated in the third quarter resulting in improved gross margins and higher segment income margins compared with the third quarter of 2008, despite lower sales,” said James F. Kirsch, Chairman, President and Chief Executive Officer. “The improved margins show that our efforts to lower our sales breakeven level, reduce cost and expense, and restructure the Company are achieving results. Although we have made significant progress, we are continuing our efforts to streamline the business, reduce our cost structure and improve productivity from the manufacturing floor to our corporate support operations. We believe these actions will position us to provide attractive returns to our shareholders as global customer demand continues to recover.”

2009 Third-Quarter Results

Net sales declined in the 2009 third quarter compared with the prior-year period reflecting the global economic slowdown that accelerated during the fourth quarter of 2008. Demand from customers serving economically cyclical markets including construction, automobiles and appliances continued to gradually improve from a low point in the 2009 first quarter. The Company’s sales decline included reduced sales of precious metals, which contributed approximately 3 percentage points to the 25 percent net sales decline. Changes in foreign currency exchange rates accounted for approximately 1 percentage point of the net sales decline.

Net sales increased 11 percent, sequentially, from the 2009 second quarter to the third quarter. Sequential sales growth was recorded in all regions, with the highest percentage growth in Asia and Latin America.

Compared with the prior-year period, sales declined in Performance Coatings as a result of lower sales volumes of tile coatings, partially offset by higher sales volumes of porcelain enamel. Sales increased sequentially for the second consecutive quarter from their trough in the 2009 first quarter as customer inventory destocking moderated and end-market demand stabilized. Segment income increased in Performance Coatings compared with the prior-year period as a result of lower manufacturing costs and reduced selling, general and administrative (“SG&A”) expense that more than offset the negative effects of lower manufacturing volume.

Sales declined in Electronic Materials as a result of lower sales of dielectric materials, conductive metal pastes and powders, and surface finishing materials, compared with last year’s third quarter. Lower sales of precious metals accounted for approximately half of the overall sales decline. Sales excluding precious metals increased 9 percent, sequentially, from the 2009 second quarter. The cost of precious metals that are contained in many of the Company’s Electronic Materials products are passed through to customers with minimal gross margin contribution. Sales of solar pastes benefited from improved demand from Asian solar cell manufacturers although demand for solar pastes in Europe remained soft. Segment income declined compared with the third quarter of 2008 as a result of the negative effects of lower volume, although this decline was partially offset by reduced SG&A expense resulting from expense control initiatives.

Sales declined in Color and Glass Performance Materials compared with the prior-year quarter. Sales increased sequentially from the first and second quarters of 2009 as customer demand improved, particularly in automotive enamels where weak end-market demand and customer inventory destocking had been a significant drag on sales. Although segment income declined in Color and Glass Performance Materials from the prior-year period, segment income as a percent of sales increased. The decline in segment income was the result of the negative effects of lower manufacturing volumes associated with lower customer demand, partially offset by improved manufacturing cost performance and reductions in SG&A expense.

Third-quarter sales declined in Polymer Additives and Specialty Plastics compared with the prior-year quarter. Despite the lower sales, segment income was nearly flat in Polymer Additives and was up slightly in Specialty Plastics. In both businesses, the negative effects of lower manufacturing volumes were offset by lower manufacturing costs and reduced SG&A expense.

Total segment income was $41.5 million, compared with $46.8 million in the 2008 third quarter and $19.3 million in the second quarter of 2009. The growth in segment income from the second to the third quarter of 2009 was the result of the sequential growth in sales volume; realization of savings from restructuring and other cost and expense control initiatives; and, reduced inventory liquidation. Total segment income as a percent of sales improved to 9.4 percent in the 2009 third quarter from 7.9 percent in the prior-year period.

Gross margins were 21.1 percent of sales in the 2009 third quarter, compared with 18.7 percent in the third quarter of 2008. Gross margin percentage increased for the third consecutive quarter, from a low in the fourth quarter of 2008, due to restructuring actions, staffing reductions and other cost reduction programs. For the quarter, raw material costs were lower compared with the third quarter of 2008. Although reductions in product prices offset much of the benefit of lower raw material costs, the lower raw material costs did have a net positive effect on gross margin percentage. Gross profit for the 2009 third quarter was reduced by charges of $0.3 million primarily related to costs of staffing reductions and accelerated depreciation. Gross profit for the 2008 third quarter included charges of $1.5 million primarily related to asset write-offs and manufacturing rationalization activities.

SG&A expense was $65.9 million in the 2009 third quarter, a reduction of $11.0 million from $76.9 million in the prior-year quarter. The 14 percent decline was the result of expense reduction efforts, including staffing reductions, curtailment of discretionary spending and suspended incentive compensation payments. Partially offsetting the decline in SG&A expense were increased pension expenses of approximately $5.0 million. Included in SG&A expense in the 2009 third quarter were charges of $2.7 million primarily incurred in connection with expense reduction initiatives. The 2008 third-quarter SG&A expense included net charges of $1.9 million, primarily related to corporate development expenses that were partially offset by an insurance settlement.

During the 2009 third quarter, impairment charges of $8.2 million were recorded related to the Company’s Pharmaceuticals business. The impairment was triggered by changes made to the assumptions used to determine valuation under the market approach. Also in the quarter, restructuring charges of $2.8 million were recorded primarily related to manufacturing rationalization activities in the Company’s European inorganic materials operations and other cost-reduction actions.

Interest expense increased due to higher interest rates on Ferro’s revolving credit facility and term loans as a result of the amendment to the Company’s credit facility that was signed in March 2009. Interest expense also increased due to higher borrowing levels, driven in part by increased collateral requirements related to precious metal leases.

The income tax benefit for the three months ending September 30, 2009 was $3.7 million, or 400 percent of pre-tax loss, compared with income tax expense of $0.9 million, or 18.5 percent of pre-tax income, in the 2008 third quarter. The primary reason for the significant improvement in the effective rate was due to the generation of additional tax credits.

Total balance sheet debt on September 30, 2009 was $621.0 million, an increase of $50.5 million from the end of 2008. Total debt declined by $29.7 million from the end of the 2009 second quarter to the end of the third quarter. In addition, the Company had net proceeds of $13.2 million from off balance sheet receivables factoring programs outside the United States, compared with proceeds of $16.7 million at the end of 2008. Through September 30, 2009, cash collateral requirements of $92.3 million have been funded through the Company’s credit facilities. Total borrowings, including the off balance sheet receivables factoring, have declined by $45.3 million since the end of 2008, apart from the borrowing related to the precious metal collateral.

Update on Cost and Expense Reduction Initiatives

Ferro continues to focus on cost and expense reductions to lower its sales breakeven level and improve profitability. Worldwide staffing has been reduced more than 20 percent since the beginning of 2008, including a reduction of approximately 9 percent during 2009. Progress is on-schedule in ongoing restructuring initiatives in the Performance Coatings and Color and Glass Performance Materials manufacturing operations in Europe. The previously announced project to discontinue manufacturing operations in Limoges, France, is expected to begin generating approximately $14 million in annual cost savings during 2010. In addition, the June 2009 suspension of operations at a tile coatings plant in Nules, Spain, is expected to reduce annual costs by $2 million to $3 million.

In early October, the Company initiated additional cost and expense reduction projects at sites around the world. The projects will result in manufacturing cost reductions in Performance Coatings, Color and Glass Performance Materials and Specialty Plastics through staffing reductions and facility consolidations in Europe and Asia. The projects will also reduce selling, general and administrative expense in Electronic Materials, Performance Coatings and Color and Glass Performance Materials. In total, approximately 230 positions are expected to be eliminated when the projects are fully implemented in mid-2010. Total cash spending related to the new projects is expected to be approximately $19 million over the next three quarters, which includes $14 million in severance costs and $3 million in capital spending. The payback period for these projects is estimated to be approximately 13 months.

Outlook

Ferro expects stabilization in end-market demand around the world to continue in the coming months, along with modest growth in selected regions. The Company remains cautious, however, regarding the outlook for fourth-quarter sales. Customers remain focused on cash flow and liquidity, and have indicated that inventories are likely to be held to very low levels at the end of the year. However, if end-market demand remains steady and customer inventories are reduced in December, then it is likely that the environment would be favorable for sales of the Company’s products in early 2010. The Company expects to continue initiatives that result in cost and expense savings during the coming quarters.

Visibility to future customer orders has improved modestly, but it remains more limited than normal. Due to the continued limited visibility to customer orders and uncertainty in global markets, the Company will not provide specific sales and earnings estimates for the fourth quarter.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Tuesday, October 27, 2009, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on October 27 through 9 p.m. Eastern time on November 3. To access the replay, dial 866-378-7468 if calling from the United States or Canada, or dial 203-369-0322 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the 2009 fourth quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,400 employees globally and reported 2008 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements, particularly if weak economic conditions continue for a prolonged period.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are subject to certain continued listing requirements with the NYSE, including share price, shareholders’ equity and market capitalization, and noncompliance with these NYSE rules could result in the delisting of our common stock from the NYSE.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the United States, European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

			Nine Months Ended
	Three Months Ended September 30,		September 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$442,089	$590,150	$1,199,175	$1,812,964
Cost of sales	348,920	479,807	985,531	1,474,382

Gross profit	93,169	110,343	213,644	338,582

Selling, general and administrative expenses	65,918	76,943	196,526	234,243
Impairment charges	8,225		8,225
Restructuring charges	2,842	9,042	3,931	22,280
Other expense (income):
Interest expense	17,891	12,424	46,255	38,747
Interest earned	(216)	(213)	(689)	(484)
Loss on extinguishment of debt	0	5,531	0	5,531
Foreign currency losses (gains), net	104	1,647	3,033	756
Miscellaneous expense, net	(655)	237	199	3,231

(Loss) income before income taxes	(940)	4,732	(43,836)	34,278
Income tax (benefit) expense	(3,749)	876	(15,844)	14,290

(Loss) income from continuing operations	2,809	3,856	(27,992)	19,988
Income from discontinued operations, net of income taxes	0	1,259	0	4,586
Loss on disposal of disc. operations, net of income taxes	36	(57)	(322)	(73)

Net (loss) income	2,845	5,058	(28,314)	24,501
Less: Net income attributable to noncontrolling interests	728	448	1,712	1,386

Net (loss) income attributable to Ferro Corporation	2,117	4,610	(30,026)	23,115

Dividends on preferred stock	(168)	(225)	(538)	(675)

Net income attributable to common shareholders	$1,949	$4,385	($30,564)	$22,440

Per common share data:
Basic (loss) earnings attributable to Ferro Corporation common shareholders:
From Continuing Operations	$0.04	$0.07	($0.68)	$0.41
From Discontinued Operations	0.00	0.03	(0.01)	0.10

	$0.04	$0.10	($0.69)	$0.51

Diluted (loss) earnings attributable to Ferro Corporation common shareholders:
From continuing operations	$0.04	$0.07	($0.68)	$0.41
From discontinued operations	0.00	0.03	(0.01)	0.10

	$0.04	$0.10	($0.69)	$0.51

Cash dividends declared	$0.000	$0.145	$0.010	$0.435

Shares outstanding:
Basic	44,711,019	43,635,955	44,592,656	43,637,682
Diluted	44,996,368	43,816,995	44,592,656	43,649,238
End of Period	44,715,189	43,643,516	44,715,189	43,643,516

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Nine Months Ended
(Dollars in thousands)	Ended September 30,		September 30,
	2009	2008	2009	2008
Segment Net Sales
Performance Coatings	$129,499	$162,523	$355,420	$501,819
Electronic Materials	113,210	155,122	296,269	452,317
Color and Glass Perf. Materials	88,498	115,013	232,264	374,083
Polymer Additives	67,660	93,081	190,105	284,107
Specialty Plastics	39,040	58,097	110,833	183,499
Pharmaceuticals	4,182	6,314	14,284	17,139

Total Segment Net Sales	$442,089	$590,150	$1,199,175	$1,812,964

Segment Income
Performance Coatings	$14,518	$12,135	$20,144	$34,400
Electronic Materials	13,129	17,095	21,933	43,527
Color and Glass Perf. Materials	7,815	9,712	7,583	40,695
Polymer Additives	4,386	4,385	7,863	11,703
Specialty Plastics	2,977	2,796	7,148	7,520
Pharmaceuticals	(1,316)	656	(989)	199

Total Segment Income	41,509	46,779	63,682	138,044

Unallocated corp. expenses	14,258	13,379	46,564	33,705
Impairment charges	8,225	0	8,225	0
Restructuring charges	2,842	9,042	3,931	7,689
Interest Expense	17,891	12,424	46,255	22,280
Other expense, net	(767)	7,202	2,543	9,034

Income before income taxes from continuing operations	($940)	$4,732	($43,836)	$34,278

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30,	December 31,
	2009	2008
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$14,271	$10,191
Accounts and trade notes receivable, net	309,100	296,423
Inventories	181,249	256,411
Deposits for precious metals	92,330	—
Deferred income taxes	27,264	19,167
Other receivables	27,509	58,391
Other current assets	10,486	8,306

Total current assets	662,209	648,889

Property, plant & equipment, net	443,160	456,549
Goodwill	222,403	229,665
Amortizable intangible assets, net	11,042	11,753
Deferred income taxes	150,985	134,361
Other non-current assets	68,504	62,900

Total assets	$1,558,303	$1,544,117

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$38,491	$8,883
Accounts payable	219,273	232,113
Income taxes	3,407	14,361
Accrued payrolls	19,979	18,695
Other current liabilities	70,092	83,012

Total current liabilities	351,242	357,064

Long-term debt, less current portion	582,536	561,613
Postretirement and pension liabilities	232,166	221,110
Deferred income taxes	11,778	13,011
Other non-current liabilities	32,797	34,047

Total liabilities	1,210,519	1,186,845

Series A convertible preferred stock	9,544	11,548

Shareholders’ equity	328,810	335,969
Noncontrolling interest	9,430	9,755

Total liabilities and shareholders’ equity	$1,558,303	$1,544,117

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2009	2008	2009	2008

Cash flows from operating activities
Net income	$2,845	$5,058	($28,314)	$24,501
Depreciation and amortization	22,148	18,672	63,501	55,596
Deposits for precious metals	(11,904)	0	(92,330)
Accounts and trade notes receivable	(9,274)	5,914	(5,531)	(13,270)
Inventories	1,965	(4,148)	77,477	(45,980)
Accounts payable	27,136	(12,516)	(10,758)	(2,781)
Other changes in current assets and liabilities, net	24,555	(18,819)	8,774	(3,147)
Other adjustments, net	(20,790)	(1,192)	(18,263)	(15,249)

Net cash (used for) provided by continuing operations	34,681	(6,682)	(5,444)	(330)
Net cash (used for) provided by discontinued operations	36	1,827	(325)	2,168

Net cash (used for) provided by operating activities	34,717	(4,855)	(5,769)	1,838

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(7,735)	(20,633)	(30,704)	(55,205)
Proceeds from sale of assets and businesses	32	(60)	104	586
Dividends received from affiliates	169	336	169	336

Net cash used for investing activities	(7,534)	(20,357)	(30,431)	(54,283)

Cash flow from financing activities
Net borrowings (repayments) under short- term credit facilities	183	(1,376)	29,128	2,102
Proceeds from convertible notes	0	172,500	0	172,500
Proceeds from revolving credit facility	127,000	326,093	561,624	756,440
Extinguishment of 9 1/8% notes	0	(205,269)	0	(205,269)
Principal payments on revolving credit facility	(157,300)	(258,153)	(542,027)	(638,227)
Principal payments on term loan facility	(762)	(762)	(2,287)	(8,689)
Debt issue costs paid	0	(5,462)	(9,367)	(5,462)
Cash dividends paid	0	(6,522)	(636)	(19,558)
Other financing activities	(1,387)	5,760	748	1,522

Net cash (used for) provided by financing activities	(32,266)	26,809	37,183	55,359
Effect of exchange rate changes on cash and cash equivalents	1,862	(463)	3,097	(415)

Increase (decrease) in cash and cash equivalents	(3,221)	1,134	4,080	2,499
Cash and cash equivalents at beginning of period	17,492	13,390	10,191	12,025

Cash and cash equivalents at end of period	$14,271	$14,524	$14,271	$14,524

Cash paid during the period for:
Interest	$12,193	$19,754	$37,985	$46,247
Income taxes	$2,586	$3,136	$8,221	$8,379

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months		Nine Months Ended
(Dollars in thousands)	Ended September 30,		September 30,
	2009	2008	2009	2008

Performance Coatings	$129,368	$162,203	$355,053	$501,100
Electronic Materials	54,784	77,931	153,051	219,227
Color and Glass Performance Materials	83,136	108,066	219,359	347,150
Polymer Additives	67,660	93,081	190,105	284,107
Specialty Plastics	39,040	58,097	110,833	183,499
Pharmaceuticals	4,183	6,314	14,284	17,139

Total net sales excluding precious metals	378,171	505,692	1,042,685	1,552,222

Sales of precious metals	63,918	84,458	156,490	260,742

Total net sales	$442,089	$590,150	$1,199,175	$1,812,964

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.